Exhibit (a)(1)

                             ARTICLES OF AMENDMENT

     DREYFUS GROWTH AND VALUE FUNDS, INC., a Maryland corporation having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The charter of the Corporation is hereby amended by redesignating the Dreyfus Aggressive Value Fund as the Dreyfus Premier Strategic Value Fund and the issued and unissued shares of the Dreyfus Aggressive Value Fund as Dreyfus Premier Strategic Value Fund--Class A Common Stock shares.

     SECOND: The foregoing amendments to the charter of the Corporation were approved by a majority of the entire Board of Directors; the foregoing amendments are limited to changes expressly permitted by Section 2-605 of Title II of Subtitle 6 of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation; and the Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

     IN WITNESS WHEREOF, Dreyfus Growth and Value Funds, Inc. has caused these presents to be signed in its name and on its behalf by its Vice President who acknowledges that these Articles of Amendment are the act of the Corporation, that to the best of his knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles are true in all material respects, and that this statement is made under the penalties of perjury.

                                             DREYFUS GROWTH AND VALUE
                                             FUNDS, INC.

                                             By:___________________________
                                                Mark N. Jacobs
                                                Vice President


WITNESS:

___________________________
Michael A. Rosenberg
Secretary